Neuberger Berman Management Inc.
                                605 Third Avenue
                             New York, NY 10158-0180



December 4, 2006


Lehman Brothers Institutional Liquidity Funds
605 Third Avenue
New York, New York 10158


Ladies and Gentlemen:

         In order to provide Lehman Brothers Institutional Liquidity Funds (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust 100,000 shares of the Institutional Class of the Government Portfolio, a series of the Trust, at the price of $1.00 per share.

         We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                               Very truly yours,


                                               Neuberger Berman Management Inc.




                                               By:  /s/ Peter E. Sundman
                                                    --------------------
                                               Name:  Peter E. Sundman
                                               Title: President